Exhibit 99.1

January 13, 2020

GenMark Diagnostics Provides Preliminary Operational and Financial Results for 2019

CARLSBAD, Calif. - GenMark Diagnostics, Inc. (NASDAQ: GNMK), a leading provider of automated, multiplex molecular diagnostic testing systems, today provided preliminary operational and financial results for the year ended December 31, 2019.

Financial Highlights

•	Total revenue for 2019 is expected to be approximately $88 million, representing an increase of approximately 24% over 2018

◦	ePlex® revenue for the full year 2019 is expected to be approximately $60 million, an increase of approximately 59% over 2018

•	Total revenue for the fourth quarter of 2019 is expected to be approximately $27 million, representing an increase of approximately 40% over the fourth quarter of 2018

◦	ePlex revenue for the fourth quarter of 2019 is expected to be approximately $19 million, an increase of approximately 58% over the fourth quarter of 2018

•	Gross margin is expected to be between 33% and 34% for the fourth quarter of 2019 and between 32% and 33% for the full year

Operational Highlights

•	Placed 48 new ePlex analyzers in the fourth quarter of 2019, for a net increase of 38 to the installed base finishing the year with 527 ePlex analyzers placed worldwide

◦	ePlex installed base grew 49% year over year

•	Fourth quarter annuity was approximately $148 thousand per analyzer, compared to approximately $139 thousand in the fourth quarter of 2018

“2019 was a year full of accomplishments for GenMark. The FDA approval and the launch of our suite of sepsis panels meaningfully strengthened the position of our ePlex platform, propelling growth in our revenue and installed base while driving improvements in ePlex gross margin,” said Hany Massarany, President and Chief Executive Officer.

“Looking toward 2020, we are confident in our ability to continue to drive consistent revenue growth in the 20-25% range, as well as quality ePlex system placements. At the same time, we are increasingly focused on moving towards cash flow positivity and improving profitability. We have recently taken important actions to better scale our organizational structure and decrease our operating expenses, which in combination with our current gross margin initiatives, will improve our performance on the bottom line throughout the year.”

These preliminary results are based on management's initial analysis of operations for the quarter and year ended December 31, 2019 and are subject to further internal review and audit by the company's external auditors. The company expects to issue full 2019 financial results and 2020 guidance in late February.

About GenMark Diagnostics
GenMark Diagnostics (NASDAQ: GNMK) is a leading provider of multiplex molecular diagnostic solutions designed to enhance patient care, improve key quality metrics, and reduce the total cost-of-care. Utilizing GenMark's proprietary eSensor® detection technology, GenMark's eSensor XT-8® and ePlex® systems are designed to support a broad range of molecular diagnostic tests with compact, easy-to-use workstations and self-contained, disposable test cartridges. GenMark’s ePlex: The True Sample-to-Answer Solution™ is designed to optimize laboratory efficiency and address a broad range of infectious disease testing needs, including respiratory, bloodstream, and gastrointestinal infections. For more information, visit www.genmarkdx.com.

Forward Looking Statements
This press release includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements, including, but not limited to, those regarding our preliminary, unaudited financial and operational performance and the timely FDA clearance and commercialization of additional ePlex panel menu, are all subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include, but are not limited to, our ability to successfully commercialize our ePlex system and its related test menu in a timely manner, constraints or inefficiencies caused by unanticipated acceleration and deceleration of customer demand, our ability to successfully expand sales of our product offerings outside the United States, and third-party payor reimbursement to its customers, as well as other risks and uncertainties described under the "Risk Factors" in our public filings with the Securities and Exchange Commission. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.

Investor Relations Contact
Leigh Salvo
(415) 937-5404
ir@genmarkdx.com